Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Zheng Hui Industry Corporation
Daokou Industry Park, Yingli Town
Shouguang, Shandong, P.R. China 26217

We hereby consent to the use in the amended S-1 Registration Statement of our report dated June 7, 2010 (October 28, 2010 as to the effects of the restatement discussed in Note 17), relating to the financial statements of Zheng Hui Industry Corporation which is contained in the amended S-1Registration Statement. We also consent to the reference to us under the caption, “Experts”, in the Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
November 19, 2010